Exhibit 5.1

[Letterhead of Koley Jessen P.C., L.L.O.]

May 22, 2009

Cabela's Incorporated
One Cabela Drive
Sidney, NE  69160

RE:    Registration Statement on Form S-8
                  Our File No. 5200-0100

Ladies and Gentlemen:

We are acting as counsel to Cabela's Incorporated, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) of up to an aggregate of 249,969 shares of the authorized Class A common stock, par value $0.01 per share, of the Company (the “Shares”), issued or that may be issued and sold upon vesting of restricted stock units and stock options granted to Thomas L. Millner, President and Chief Executive Officer of the Company, pursuant to an employment inducement award (the “Inducement Award”).

This opinion is delivered in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction of the Registration Statement, corporate documents and records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary or appropriate as a basis for the opinions set forth below.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares, as contemplated by the Registration Statement.  This opinion letter is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that each Share that is newly issued will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as it may be amended, shall have become effective under the Securities Act; (ii) such Share shall have been duly issued and delivered in the manner contemplated by the Inducement Award; and (iii) a certificate representing such Share shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto against receipt of the agreed consideration therefor (not less than the par value thereof) in accordance with the Inducement Award.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                    Sincerely,

                    /s/ Koley Jessen P.C., L.L.O.

                    KOLEY JESSEN P.C., L.L.O.

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